Exhibit 10.25

FEDERAL HOME LOAN MORTGAGE CORPORATION

DIRECTORS’ DEFERRED COMPENSATION PLAN

As Amended and Restated
Effective April 3, 1998

FEDERAL HOME LOAN MORTGAGE CORPORATION
DIRECTORS’ DEFERRED COMPENSATION PLAN

ARTICLE I
Establishment of the Plan

1.1  Purpose. The Federal Home Loan Mortgage Corporation (“Corporation”) hereby amends and restates the Directors’ Deferred Compensation Plan, in its entirety (the “Plan”) as set forth herein. The purpose of the Plan is to allow each Director to defer his or her cash compensation to a later date and, by permitting the acquisition of Deferred Stock under the 1995 Directors’ Stock Compensation Plan, to promote the purposes of that plan. The Corporation intends that the Plan shall be maintained at all times on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986, as amended (or any successor thereto). The Plan is not covered by the Employee Retirement Income Security Act of 1974, as amended.

1.2  Effective Date; Amendment and Restatement. The Plan is effective as of January 1, 1996. The Plan has been amended and restated effective as of April 3, 1998.

1.3  Name. The name of the Plan is the Federal Home Loan Mortgage Corporation Directors’ Deferred Compensation Plan.

ARTICLE II
Definitions

2.1  Account. The account established for each Participant pursuant to Section 4.1 hereof.

2.2  Administrator. The Human Resources Committee of the Board.

2.3  Beneficiary. The person, persons, trust, or trusts which have been designated by a Participant in his or her most recent beneficiary designation filed with the Administrator to receive the payments in settlement of a Participant’s Account upon the Participant’s death. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust, or trusts entitled by will or laws of descent and distribution to receive such benefits.

2.4  Board. The Board of Directors of the Federal Home Loan Mortgage Corporation or such committee thereof delegated authority to act on its behalf.

2.5  Cash Compensation. The retainer and meeting fees and any other fees payable to a

Director in cash for service as a director. Cash Compensation excludes stock options, restricted stock, restricted stock units, and other non-cash awards granted to a Director, except insofar as the Director is entitled to receive cash compensation but for the Director’s election to receive non-cash awards in lieu of cash, and Cash Compensation excludes any reimbursement of expenses.

2.6  Common Stock. The common stock, $0.21 par value, of the Corporation or such other securities as may be substituted therefor under the adjustment provisions of the 1995 Plan.

2.7  Corporation. The Federal Home Loan Mortgage Corporation.

2.8  Deferral Election. An annual election to defer Cash Compensation, specifying the amount and portions thereof to be allocated to Deferred Cash or Deferred Stock under the Plan and setting forth other elections under the Plan. The Deferral Election shall be set forth on a form specified by the Administrator, subject to the terms of the Plan.

2.9  Deferred Cash. Credits to a Participant’s Account in lieu of Cash Compensation otherwise payable to the Director, which represent rights to receive an equivalent amount of cash upon settlement of such Account, together with rights to accruals of interest and other rights under the Plan.

2.10  Deferred Compensation. The amount of Cash Compensation payment of which the Director and the Corporation mutually agree shall be deferred in accordance with the Plan in the form of Deferred Cash or Deferred Stock.

2.11  Deferred Stock. An award in lieu of Cash Compensation otherwise payable to the Director, pursuant to a Stock Election under Article IX of the 1995 Plan, or as a result of the crediting of Dividend Equivalents. Each share of Deferred Stock represents a generally nontransferable right to receive one share of Common Stock at a specified future date, together with a right to Dividend Equivalents and other rights, and subject to the terms and conditions of the 1995 Plan and the Plan, and any other terms and conditions imposed by the Board. Shares of Deferred Stock are bookkeeping units, and do not represent ownership of Common Stock or any other equity security.

2.12  Director. A duly elected or appointed member of the Board who is not an employee of the Corporation.

2.13  Disability. A Participant shall be considered disabled if he or she has a condition due to injury or sickness which his or her personal physician has certified to the Administrator prevents the Participant from performing the material duties of a Director.

2.14  Dividend Equivalents. Credits evidencing a Participant’s right to receive, in respect of each share of Deferred Stock, amounts equivalent to the dividends or distributions declared and paid on a share of Common Stock, which amounts are deemed to be reinvested in additional Deferred Stock having a Fair Market Value equal to such amounts, subject to Section 4.4 hereof.

2.15  Fair Market Value. “Fair Market Value” of a share of Common Stock, as defined in the 1995 Plan.

2.16  Interest Rate. For a calendar year, the Prime Rate as of the first business day of such calendar year, plus 1%, or such other index or rate as is determined by the Administrator at its last meeting of the prior calendar year.

2.17  1995 Plan. The Corporation’s 1995 Directors’ Stock Compensation Plan, as amended and restated.

2.18  Participant. Each Director who has elected to defer any portion of his or her Cash Compensation, by executing and delivering a Deferral Election, in accordance with the terms hereof, and whose Deferred Compensation has not yet been settled.

2.19  Payment Date. The last business day of a specified calendar quarter.

2.20  Plan Year. The twelve- (12) month period from January 1 to December 31.

2.21  Prime Rate. The base rate on corporate loans at large U.S. money center commercial banks, as reported by  The Wall Street Journal.

2.22  Stock Election. A “Stock Election” as defined in the 1995 Plan.

2.23  Termination of Membership. The termination of a Director’s membership on the Board for any reason including resignation, retirement, removal, or expiration of term and failure to be reelected or reappointed, but not termination of membership for reason of Disability or death.

ARTICLE III
Deferral of Cash Compensation

3.1  Election to Defer Cash Compensation. Any Director may defer Cash Compensation under the Plan for the Plan Year beginning January 1, 1996, or any subsequent Plan Year, by executing a Deferral Election and delivering it to the Administrator on or before the December 31 preceding such Plan Year, in such form as is approved by the Administrator, electing to defer a set percentage or amount of Cash Compensation to be earned during such Plan Year, subject to the terms of the Plan. The foregoing notwithstanding, a newly-appointed or elected Director shall, with respect to the Plan Year in which such Director’s appointment or election first occurs, be entitled to make a Deferral Election in accordance with the rules and procedures established by the Administrator in order to ensure effective deferral of taxation and otherwise comply with applicable laws. A Director’s Stock Election to receive Common Stock on a non-deferred basis under Article IX of the 1995 Plan shall take precedence over a Deferral Election, so that an election to defer hereunder will not apply to Cash Compensation subject to such Stock Election. If a director has elected to defer less than 100% of his or her Cash Compensation under the Plan, the balance not deferred hereunder will be paid in accordance with the Corporation’s regular policies governing compensation of Directors.

3.2  Elections as to Allocation and Settlement of Deferred Compensation.

(a) Generally. A Deferral Election applicable to Plan Years commencing after December 31, 1998 shall specify the percentage of Deferred Compensation to be allocated to Deferred Cash and the percentage to be allocated to Deferred Stock. A Deferral Election applicable to any Plan Year shall specify the date or event as of which the Deferred Cash (and, for Plan Years commencing after December 31, 1998, Deferred Stock) resulting from a given Plan Year’s Deferred Compensation shall be settled; provided, however, that the period of deferral shall be a number of whole years after which the given Plan Year’s Deferred Compensation shall be settled. Settlement shall occur in any event prior to the scheduled settlement date (i) for deferrals applicable to Plan Years commencing December 31, 1998 or earlier, and upon the occurrence of death or Disability for deferrals applicable to Plan Years commencing after that date, in the form of a single distribution as promptly as practicable following the Participant’s Termination of Membership, Disability or death, as the case may be and (ii) for deferrals applicable to Plan Years commencing after December 31, 1998, in the case of Termination of Membership, over the course of three years commencing in the year following the year in which the Termination of Membership occurred, in the form of three equal annual installments.

(b) Settlement of Small Account Balances. Notwithstanding the terms of Section 3.2(a)(ii), in the event that the Administrator determines that the Participant’s Account has a value of $100,000 or less at the time Termination of Membership occurs, settlement will, upon Termination of Membership, take place in accordance with Section 3.2(a)(i), regardless of the Plan Year applicable to the deferrals.

3.3  Effectiveness of Elections, Modification and Revocation. An election to defer Cash Compensation set forth in a Deferral Election shall become effective on the December 31 preceding the Plan Year to which the election relates, except that such an election by a newly-appointed or elected Director shall become effective at a date specified by the Administrator. Once such election is effective, it may not be revoked. Elections as to the allocation of amounts previously credited to the Participant’s Account, including reallocations of Deferred Cash as Deferred Stock and vice versa, are not permitted. Elections as to the date or dates of settlement of a Participant’s Account may not be modified or revoked.

3.4  No Deferral of Cash Compensation after Termination of Service as a Director. If any Cash Compensation otherwise subject to a Deferral Election would be paid to a Participant after he or she has ceased to serve as a Director, such payment shall not be subject to deferral under this Article III, but shall instead be paid in accordance with the Corporation’s regular policies governing compensation of Directors.

ARTICLE IV
Accounts

4.1  Account. The Administrator shall establish, or cause to be established, an Account for each Participant hereunder.

4.2  Credit of Deferred Compensation to Account. Each Participant’s Account shall be credited by bookkeeping entries with Deferred Cash and/or Deferred Stock resulting from the amounts of Cash Compensation deferred by the Participant, in accordance with the Participant’s Deferral Election hereunder, as of the date such amounts would have been paid to such Participant had no such Deferral Election been in force. The amount of Deferred Cash to be credited to the Participant’s Account shall be equal to the dollar amount of Cash Compensation being deferred and allocated to Deferred Cash. The amount of Deferred Stock to be credited to the Participant’s Account shall be equal to the dollar amount of Cash Compensation being deferred and allocated to Deferred Stock divided by the Fair Market Value of a share of Common Stock at the date of crediting of the Deferred Compensation to the Account.

4.3  Crediting of Interest on Deferred Cash. If a Participant’s Account has Deferred Cash credited to it, interest shall accrue and be credited on such Deferred Cash by bookkeeping entries at the Interest Rate specified in Section 2.16 hereof. Such interest shall accrue from the date as of which such Deferred Cash is credited under Section 4.2 hereof, compounded quarterly as of the end of each calendar quarter, until the earlier of the time such Deferred Cash and interest thereon is withdrawn in accordance with Section 5.2 hereof or the settlement date in accordance with Sections 3.2 and 5.1 hereof. Interest shall be credited quarterly as of the last day of the calendar quarter.

4.4  Dividend Equivalents on Deferred Stock. If a Participant’s Account has Deferred Stock credited to it, Dividend Equivalents shall be credited on such Deferred Stock as follows:

(a)	Cash and Non-Common Stock Dividends. If the Corporation declares and pays a dividend or distribution on Common Stock in the form of cash or property other than shares of Common Stock, then a number of additional shares of Deferred Stock shall be credited to a Participant’s Account as of the payment date for such dividend or distribution equal to (i) the number of shares of Deferred Stock credited to the Account as of the record date for such dividend or distribution multiplied by (ii) the amount of cash plus the Fair Market Value of any property other than shares actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by (iii) the Fair Market Value of a share of Common Stock at such payment date.

(b)	Common Stock Dividends and Splits. If the Corporation declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then a number of additional shares of Deferred Stock shall be credited to the Participant’s Account as of the payment date for such dividend or distribution or forward split equal to (i) the number of shares of Deferred Stock credited to the Account as of the record date for such dividend or distribution or split multiplied by (ii) the number of additional shares of Common Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

4.5  Adjustments to Deferred Stock. The number of shares of Deferred Stock credited to each Participant’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Participants’ rights with respect to Deferred Stock, to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 4.3 of the 1995 Plan, taking into account any Deferred Stock credited to the Participant in connection with such event under Section 4.4 hereof.

4.6  Fractional Shares. The number of shares of Deferred Stock credited to a Participant’s Account shall include fractional shares calculated to at least three decimal places, unless otherwise determined by the Administrator.

4.7  Statements. An individual statement of each Participant’s Account will be issued to each Participant with respect to each calendar quarter within 30 days following the close of each quarter. Such statements shall reflect the amount of Deferred Cash and Deferred Stock credited to the Participant’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Administrator. Such statement may include information regarding other plans and compensatory arrangements for Directors.

ARTICLE V
Settlement of Account

5.1  Settlement and Distribution. A Participant’s Account will be settled at the time specified in the Participant’s Deferral Election, subject to Section 3.2 hereof. Distributions upon such settlement shall be as follows:

(a)  Lump-sum Payments in Settlement of Deferred Cash.

(i) Settlement In Accordance with Deferral Election, or Upon Death or Disability. With respect to a given Plan Year’s Deferred Compensation, the balance of Deferred Cash credited to the Participant’s Account and interest thereon at the date of settlement shall be payable in a lump sum to the Participant (or in the event of the Participant’s death prior to payment, to the Participant’s Beneficiary) by the Corporation, at the direction of the Administrator, as of the applicable date of settlement under Section 3.2 hereof for such Plan Year’s Deferred Compensation. Such distribution shall occur within thirty (30) days after such applicable date of settlement, with interest credited through but not after such applicable settlement date.

(ii) Settlement Upon Termination of Membership. With respect to Deferred Compensation for a given Plan Year commencing after December 31, 1998, one-third of the balance of Deferred Cash credited to the Participant’s Account at the date of Termination of Membership (and interest thereon) shall be settled at the beginning of each Plan Year commencing with the year after the year in which the Termination of Membership occurs. Payment shall be made in three equal annual installments, each paid within 30 days of the applicable date of settlement to the Participant by the Corporation, at the direction of the Administrator, with interest credited to the balance of the Account in accordance with the provisions of Section 4.3 up to (but not past) the date of settlement. In the event that a Participant dies while his or her Account is being paid out in accordance with this Section 5.1(a)(ii), the settlement date shall be accelerated by the Administrator, and a single distribution shall be made to the Beneficiary as soon as practicable.

(b) Issuance of Shares of Common Stock in Settlement of Deferred Stock.

(i) Settlement In Accordance with Deferral Election, or Upon Death or Disability. With respect to a given Plan Year’s Deferred Compensation, the balance of Deferred Stock credited to the Participant’s Account (which includes Deferred Stock resulting, directly and indirectly, from deemed reinvestment of Dividend Equivalents on such Plan Year’s Deferred Stock) at the date of settlement shall be settled by delivery of one share of Common Stock for each share of Deferred Stock to be settled, together with cash in lieu of any fractional share, to the Participant, or in the event of the Participant’s death prior to payment, to the Participant’s Beneficiary, by the Corporation, at the direction of the Administrator, as of the applicable date of settlement under Section 3.2 hereof for such Plan Year’s Deferred Compensation. Such distribution shall occur within thirty (30) days after such applicable date of settlement, provided that, unless otherwise determined by the Administrator, Dividend Equivalents will be credited in cash on the Deferred Stock to be settled in respect of any dividend or distribution the record date for which occurs during such 30-day period and prior to the date the Participant or his Beneficiary becomes a record owner of the shares of Common Stock being delivered in settlement of the Deferred Stock, with such cash to be paid together with the delivery of the shares.

(ii) Settlement Upon Termination of Membership. With respect to a given Plan Year’s Deferred Compensation, one-third of the balance of Deferred Stock credited to the Participant’s Account (which includes Deferred Stock resulting, directly and indirectly, from deemed reinvestment of Dividend Equivalents on such Plan Year’s

Deferred Stock) at the date of Termination of Membership shall be settled at the beginning of each Plan Year commencing with the year after the year in which the Termination of Membership occurs. Settlement shall be made by delivery of one share of Common Stock for each share of Deferred Stock to be settled, together with cash in lieu of any fractional share, to the Participant, or in the event of the Participant’s death prior to payment, to the Participant’s Beneficiary, by the Corporation, at the direction of the Administrator, as of the applicable date of settlement under Section 3.2 hereof for such Plan Year’s Deferred Compensation. Such distribution shall occur within thirty (30) days after such applicable date of settlement, provided that, unless otherwise determined by the Administrator, Dividend Equivalents will be credited in cash on the Deferred Stock to be settled in respect of any dividend or distribution the record date for which occurs during such 30-day period and prior to the date the Participant or his Beneficiary becomes a record owner of the shares of Common Stock being delivered in settlement of the Deferred Stock, with such cash to be paid together with the delivery of the shares. In the event that a Participant dies while his or her Account is being paid out in accordance with this Section 5.1(b)(ii), the settlement date shall be accelerated by the Administrator, and a single distribution shall be made to the Beneficiary as soon as practicable.

(c) Settlement of Small Account Balances Upon Termination. Notwithstanding the terms of Section 5.1(a) or (b), in the event that the Administrator determines that the Participant’s Account has a value of $100,000 or less at the time Termination of Membership occurs, settlement will, upon Termination of Membership, take place in accordance with Sections 5.1(a)(i) or 5.1(b)(i), as the case may be.

5.2  Hardship Withdrawals.

(a)  Unforeseeable Emergency. Upon written application to the Administrator, a Participant may request a withdrawal of all or any portion of the amounts of Deferred Cash and interest thereon or Deferred Stock then credited to his or her Account prior to the time of settlement applicable under Section 3.2 and 5.1(a) and (b) hereof in the case of an unforeseeable emergency. For purposes of this Section 5.2, an unforeseeable emergency is defined as severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, as determined by the Administrator, provided that no withdrawal may be made to the extent that such hardship is or may be relieved:

(i)  Through reimbursement or compensation by insurance or otherwise;

(ii)  By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(iii)  By cessation of deferrals under the Plan.

Examples of what are not considered to be unforeseen emergencies include the need to send a Participant’s child to college or the desire to purchase a home.

(b)  Amounts Withdrawn. The amount to be withdrawn because of an unforeseen emergency need shall not exceed the amount reasonably needed to satisfy such need. Upon the Administrator’s approval of a hardship withdrawal, the Administrator shall specify the withdrawal date. Cash shall be paid in respect of a withdrawal of Deferred Cash and interest thereon, and Common Stock shall be delivered in respect of a withdrawal of Deferred Stock on such terms, similar to those of Section 5.1(a) and 5.1(b) hereof, respectively, as shall be determined by the Administrator and communicated to the Participant.

(c)  Administrator’s Determination. A Participant making a withdrawal application under this Section 5.2 shall be required to present to the Administrator evidence of such unforeseeable emergency need, and the Administrator shall not permit the withdrawal without first reviewing such evidence and making a determination as to the existence of the unforeseeable emergency. A Participant who is a member of the committee acting as Administrator shall not participate in, or influence in any way, the Administrator’s decision with respect to the Participant’s own application.

5.3  Designation of Beneficiary.

(a)  Designation. All designations of Beneficiary shall be on such forms as are specified by and filed with the Administrator. Any Beneficiary designation made by the Participant in accordance with this provision may be changed from time to time, without the consent of any previously designated Beneficiary (but subject to any spousal consent as may be required), by filing with the Administrator a notice of such change on the form provided by the Administrator and such change of Beneficiary designation shall become effective upon receipt by the Administrator.

(b)  Absence of Beneficiary. In the event a Participant’s Beneficiary would otherwise become entitled to a distribution hereunder, and all Beneficiaries designated by the Participant are not then living, or if no valid Beneficiary designation is in effect, the Participant’s estate or duly authorized personal representative shall be deemed to have been designated by the Participant.

5.4  General Limitations. Neither a Participant nor a Beneficiary may elect to defer (or accelerate) payment of any distributions hereunder beyond (or before) the time of payment applicable under Section 3.2 and 5.1 (and Section 5.2) hereof.

ARTICLE VI
Administration

6.1  Administration of the Plan. The Plan shall be administered by the Human Resources Committee, referred to herein as the Administrator. Members of the Human Resource Committee, if otherwise eligible, shall be eligible to participate in the Plan, but no such member shall be entitled to make or participate in decisions solely or primarily with respect to his or her participation. The Administrator shall be vested with full authority to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan and to specify the form of agreements with or statements to Participants under the Plan. Any determination, decision or action of the Administrator in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Participants and any and all persons claiming under or through any Participant. The Administrator shall have the authority to:

(i)	Employ agents to perform services on behalf of the Administrator and to authorize the payment of reasonable compensation for the performance of such services; and

(ii)	Delegate to designated employees or departments of the Corporation the authority to perform such of the Administrator’s administrative duties hereunder as may be delegated to such employees or departments.

Pursuant to this authority and subject, in each case, to the right of the Administrator to revoke such delegations in writing at any time, the recordkeeping and bookkeeping responsibilities under the Plan are hereby delegated to the Senior Vice President of the Human Resources Department of the Corporation and/or such employees of that Department as the Senior Vice President shall designate.

6.2  Cost of Administering the Plan. The Corporation shall pay the cost of administering the Plan.

6.3  Status as Subplan Under 1995 Plan. Insofar as the Plan provides for the crediting of Deferred Stock in lieu of Cash Compensation and the delivery of shares of Common Stock in settlement of Deferred Stock, the Plan constitutes a subplan implemented under the 1995 Plan, to be administered in accordance with the terms of the 1995 Plan. Accordingly, all of the terms and conditions of the 1995 Plan are hereby incorporated by reference, and, if any provision of the Program or an agreement relating to Deferred Stock hereunder conflicts with a provision of the 1995 Plan, the provision of the 1995 Plan shall govern. Other provisions of this Article VI notwithstanding, any determination regarding Deferred Stock and the administration of the Plan relating to such Deferred Stock shall be subject to the terms of the 1995 Plan. Any shares deliverable in settlement of Deferred Stock shall be shares authorized for delivery under and derived from the 1995 Plan. No Deferred Stock may be credited to a Participant’s Account under the Plan at any time that the number of shares available under the 1995 Plan would, upon such crediting, be less than the number of shares deliverable in settlement of such Deferred Stock. In any case in which this limitation precludes the crediting of Deferred Stock, amounts that would have been credited to a Participant’s Account as Deferred Stock (including as a result of deemed reinvestment of Dividend Equivalents) shall instead be credited to such Account as Deferred Cash.

ARTICLE VII
Amendment and Termination

7.1  Amendment. The Board may at any time amend the Plan; provided, however that no amendment shall reduce amounts already credited to a Participant’s Account at the time of such amendment or accelerate the settlement of an Account or distributions from such Account hereunder.

7.2  Termination. The Corporation may at any time terminate the Plan provided that:

(i)	No such termination shall reduce amounts already credited to a Participant’s Account at such time; and

(ii)	Termination of the Plan will not accelerate the time of settlement under Section 5.1 hereof nor cease the accrual of interest or crediting of Dividend Equivalents prior to the applicable date or event under Section 5.1 hereof, unless the Corporation, by action of the Board, shall elect to settle all Accounts and accelerate all distributions at the time it elects to terminate the Plan.

ARTICLE VIII
Miscellaneous

8.1  Effect on Prior Deferred Compensation. The Plan amends, restates and supersedes any prior deferred compensation plan maintained by the Corporation for Directors. The foregoing notwithstanding:

(i)	The timing of payment of distributions attributable to a deferral election previously made with respect to compensation which would have been paid prior to January 1, 1996, but for such election, shall be controlled by such prior plan; and

(ii)	The terms of the Plan in effect prior to the effectiveness of the amendment and restatement of the Plan on April 3, 1998 governed Deferred Compensation under the Plan prior to the effective date of such amendment and restatement.

8.2  Non-Assignability. Participants may not borrow from their Accounts in the Plan. Neither the Participant, nor his Beneficiary, nor any other designee, shall have the right to commute, sell, assign, pledge, encumber, transfer or otherwise convey or dispose of the right to settlement of the Participant’s Account or to receive distributions hereunder, and all rights to settlement of such Accounts and distributions from such Account are expressly declared to be non-assignable and non-transferable. Any attempted assignment or transfer or other event prohibited under this Section 8.2 shall be null and void.

8.3  Prohibition Against Funding. Any provision for distribution in settlement of an Account hereunder shall be by means of bookkeeping entries on the books of the Corporation and shall not create in the Participant or Beneficiary any right to, or claim against any, specific assets of the Corporation, nor result in the creation of any trust or escrow account for the Participant or Beneficiary. A Participant or Beneficiary entitled to any distribution hereunder shall be a general creditor of the Corporation.

8.4  Gender and Number. As used herein the masculine pronoun shall include the feminine and neuter genders, the singular shall include the plural, and the plural the singular, unless the context clearly indicates a different meaning.

8.5  Governing Law. The validity, construction, and effect of the Plan, any rules and regulations under the Plan, and any agreement or statement hereunder will be determined in accordance with the Federal Home Loan Mortgage Corporation Act of 1970, other federal laws regulating the Corporation, and other laws of the United States. The Plan and the respective rights and obligations of the Corporation and Participants and Beneficiaries, except to the extent otherwise provided by Federal law, shall be construed under the laws of the Commonwealth of Virginia (without giving effect to principles of conflicts of laws).

8.6  Non-Forfeitable Rights. The right and interest of each Participant relating to his or her Deferral Account shall be at all times non-forfeitable.

8.7  Continued Service as an Employee. If a Participant ceases serving as a Director and, immediately thereafter, is employed by the Corporation or any affiliate, then, solely for purposes of Article V of the Plan, such Participant will not be deemed to have ceased service as a Director at that time, and his or her continued employment by the Corporation or any subsidiary will be deemed to be continued service as a Director; provided, however, that such former Director will not be eligible to defer compensation under the Plan payable for services performed thereafter.

8.8  Investment Risk. A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of Deferred Stock, and neither the Corporation, the Board, nor the Administrator shall be liable or responsible therefor.

8.9  Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the other provisions, and the Plan shall be construed in all respects as if any invalid or unenforceable provisions were omitted.

IN WITNESS WHEREOF, the Corporation has caused this DIRECTORS’ DEFERRED COMPENSATION PLAN, as amended and restated, to be executed by its duly authorized officers, this 23rd day of April, 1998.

FEDERAL HOME LOAN MORTGAGE CORPORATION

By: /s/ Leland Brendsel Leland Brendsel Chairman & Chief Executive Officer
ATTEST:
/s/ Mollie Roy Assistant Secretary